Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of November 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2007.

Operational statistics for the month of November 2007 and the comparative figures for the previous month are as follows:

		November 2007	October 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	118.149 million	117.054 million
	- Post-paid Subscribers	61.758 million	61.101 million
	- Pre-paid Subscribers	56.391 million	55.953 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	12.276 million	11.181 million
	- Post-paid Subscribers	7.491 million	6.834 million
	- Pre-paid Subscribers	4.785 million	4.347 million

	Aggregated Number of CDMA Cellular Service Subscribers	40.770 million	40.468 million
	- Post-paid Subscribers	37.467 million	37.184 million
	- Pre-paid Subscribers	3.303 million	3.284 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	4.277 million	3.975 million
	- Post-paid Subscribers	4.013 million	3.730 million
	- Pre-paid Subscribers	0.264 million	0.245 million

		November 2007	October 2007

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	10.2854 billion	9.4278 billion
	- Domestic Long Distance	10.1231 billion	9.2799 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1623 billion	0.1479 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	11.1124 billion	10.1199 billion
	- Domestic Long Distance	11.0189 billion	10.0346 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0935 billion	0.0853 billion

Notes:

(1)                All the Aggregated Numbers recorded for the months of October 2007 and November 2007 are aggregated data reported at 24:00 on 31 October 2007 and 30 November 2007 respectively.

(2)                The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of November 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 30 November 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of October 2007 and November 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 December 2007